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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
              PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT")


                            JAG Media Holdings, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                 Nevada                                88-0380546
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

     6865 SW 18th Street, Suite B13
          Boca Raton, Florida                             33433
(Address of Principal Executive Offices)               (Zip Code)


If this form relates to the               If this form relates to the
registration of a class of securities     registration of a class of securities
pursuant to Section 12(b) of the          pursuant to Section 12(g) of the
Exchange Act and is effective             Exchange Act and is effective
pursuant to General Instruction           pursuant to General Instruction
A.(c), please check the following         A.(d), please check the following
box. |_|                                  box. |X|


 Securities Act registration statement file number to which this form relates:
                                 Not Applicable
                                 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

        Title of Each Class                 Name of Each Exchange on Which
        to be so Registered                 Each Class is to be Registered
        -------------------                 ------------------------------
           Not Applicable                           Not Applicable


Securities to be registered pursuant to Section 12(g) of the Exchange Act:

        Title of Each Class                 Name of Each Exchange on Which
        to be so Registered                 Each Class is to be Registered
        -------------------                 ------------------------------
Common Stock, par value $0.00001                    Not Applicable
per share


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Item 1. Description of Registrant's Securities to be Registered

         General. JAG Media Holdings, Inc., a Nevada corporation (the "Registrant"), plans to file a Certificate of Amendment of the Registrant's Articles of Incorporation, as amended (the "Amended and Restated Articles") with the Secretary of State of the State of Nevada on June 4, 2004. Upon filing with the Secretary of State, each outstanding share of the Company's existing Class A Common Stock, par value $0.00001 per share ("Class A Common Stock"), and Series 1 Class B Common Stock, par value $0.00001 per share ("Series 1 Class B Common Stock"), will be reclassified into one share of Common Stock, par value $0.00001 per share ("Common Stock"), of the Registrant upon surrender of physical share certificates representing the existing Class A Common Stock and Series 1 Class B Common Stock for new Common Stock certificates. The rights, preferences, privileges and restrictions of the Common Stock are set forth in full in the form of Amended and Restated Articles attached as Exhibit 3.1 hereto and the following description should be read in conjunction with, and is qualified in its entirety by reference to, the Amended and Restated Articles. The following description of the Common Stock assumes the effectiveness of the Amended and Restated Articles.

         Voting Rights. Except as required by law, at every meeting of stockholders of the Registrant, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock outstanding in such holder's name on the stock transfer records of the Registrant.

         Distribution of Assets. Upon the dissolution, liquidation or winding up of the Registrant, subject to the rights, if any, of the holders of any other of the Registrant's securities, the holders of the Common Stock, Series 2 Class B common stock, par value $0.00001 per share ("Series 2 Class B Common Stock"), and Series 3 Class B common stock, par value $0.00001 per share ("Series 3 Class B Common Stock"), will be entitled to receive all the assets of the Registrant available for distribution to its stockholders ratably in proportion to the number of shares held by them.

         Dividends. Holders of Common Stock, Series 2 Class B Common Stock and Series 3 Class B Common Stock shall be entitled to receive, on an equal basis, such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of the assets or funds of the Registrant legally available therefor.

         Share Certificates. Share certificates shall be issued to represent the Common Stock which will specify the number of shares represented by such certificate and the name(s) of the record and beneficial owner(s) of such shares. Shares of Common Stock may be transferred only on the books of the Registrant in person or by duly authorized attorney upon surrender of said certificate properly endorsed and specifying the new beneficial owner.

         Preemptive Rights. The Common Stock will not carry any preemptive rights enabling a holder to subscribe for or receive shares of the Registrant of any class or any other securities convertible into any class of the Registrant's shares.

         Nasdaq OTC Bulletin Board. The Registrant's Common Stock will be traded on the NASDAQ OTC Bulletin Board.




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Item 2. Exhibits

The following exhibits are filed as part of this registration statement:

         3.1 Form of Certificate of Amendment of Articles of Incorporation.

         4.1 Form of Common Stock certificate of the Registrant.




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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    JAG MEDIA HOLDINGS, INC.




Date:  May 26, 2004                 By:  /s/ Thomas J. Mazzarisi
                                        ---------------------------------------
                                        Name:  Thomas J. Mazzarisi
                                        Title: Chairman and Chief Executive
                                        Officer